Exhibit 99.1

Grayscale Investments® Announces Abandonment of Rights to Ethereum Proof of Work Tokens

STAMFORD, Conn., Sept. 18, 2023 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager and the sponsor of Grayscale Ethereum Trust (OTCQX: ETHE) and manager of Grayscale Digital Large Cap Fund (OTCQX: GDLC) (each a “Product” and collectively, the “Products”), announced today that on behalf of the record date shareholders of each Product as of the close of business on September 26, 2022 (the “Record Date Shareholders”), it has irrevocably abandoned all of the rights to Ethereum Proof of Work tokens (“ETHPoW”) distributed to such Record Date Shareholders.

Each Product previously announced that Grayscale Investments, LLC (“Grayscale”) would be appointed as agent on behalf of each Product’s Record Date Shareholders. After thorough review, Grayscale has, in consultation with the Products’ service providers, determined that the Products’ custodian does not support the ETHPoW tokens, nor have trading venues with meaningful liquidity developed for the ETHPoW tokens. As such, it is not possible to exercise the rights to acquire and sell the ETHPoW tokens, and on behalf of the Record Date Shareholders, Grayscale is abandoning the rights to these assets.

For the avoidance of doubt, Grayscale is acting only in its capacity as agent of the Record Date Shareholders with respect to the foregoing, and not in its capacity as sponsor or manager of the Products.

About Grayscale Investments®
Grayscale enables investors to access the digital economy through a family of regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest digital currency asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). For more information, please follow @Grayscale or visit grayscale.com.

Press Contact

Jennifer Rosenthal
press@grayscale.com